 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2008

CELANESE CORPORATION

(Exact Name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	001-32410 (Commission File Number)	98-0420726 (IRS Employer Identification No.)

1601 West LBJ Freeway, Dallas, Texas 75234-6034

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (972) 443-4000

Not Applicable

 (Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 1, 2008, Celanese Corporation (the “Company”) entered into change in control agreements (the “Change in Control Agreements”) with David N. Weidman, Steven M. Sterin, James S. Alder, Douglas M. Madden, John A. O’Dwyer and Jay C. Townsend and certain other executive officers (the “Executive Officers”).  Each Change in Control Agreement has a two-year term that is automatically renewed for successive two-year terms unless 90 days notice of non-renewal is given by either party to the agreement.  The Change in Control Agreements provide for a payment to be made to the Executive Officers following a termination of employment by the Company without "cause" or by the Executive Officer with "good reason" within 2 years following a "change in control" (as each term is defined in the Change in Control Agreements) or following the first public announcement of a potential change in control transaction, provided certain conditions are satisfied (as more fully set forth in the Change in Control Agreements).

Generally, the Change in Control Agreements provide for an Executive Officer to receive (A) a lump sum payment equal to 2 times the sum of (i) the Executive Officer’s then current annualized base salary; and (ii) the higher of (x) the Executive Officer’s target bonus in effect on the last day of the fiscal year that ended immediately prior to the year in which the date of termination occurs, or (y) the average of the cash bonuses paid by the Company to the Executive Officer for the three fiscal years preceding the date of termination and (B) group health and dental coverage for the Executive Officer and his or her dependents for a period of 2 years following the date of termination.  In addition, the Change in Control Agreements provide that under certain circumstances an Executive Officer may receive a tax reimbursement payment not to exceed $4 million, in the case of Mr. Weidman, or $2 million, in the case of all other Executive Officers.

Assuming a change in control occurred on April 1, 2008, the change in control payments payable to each Executive Officer (excluding any tax reimbursement payments), would be as follows:  Mr. Weidman, $4,804,834; Mr. Sterin, $1,232,625; Mr. Alder, $1,891,131; Mr. Madden, $1,916,456; Mr. O’Dwyer, $1,741,679; and Mr. Townsend, $1,665,077.

The Change in Control Agreements also include provisions prohibiting the Executive Officer from soliciting customers of or competing against the Company for a period of 1 year following the date of termination if such termination occurs prior to a Change in Control event and 2 years following the date of termination if such termination occurs after a Change in Control event.

The description of the Change in Control Agreements contained herein is qualified in its entirety by reference to Mr. Weidman’s Change in Control Agreement which is attached hereto as Exhibit 10.1, incorporated herein by reference and the substantive terms and conditions of which are representative of each Change in Control Agreement, except as noted on the schedule attached thereto.

Item 9.01	Financial Statements and Exhibits

      (d) Exhibits

Exhibit Number	Description
10.1
Change in Control Agreement, dated April 1, 2008, between the Company and David N. Weidman, together with a schedule identifying other substantially identical agreements between the Company and each of its named executive officers identified thereon and identifying the material differences between each of those agreements and the Change of Control Agreement filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELANESE CORPORATION

Date: April 7, 2008	By:	/s/ Robert L. Villaseñor
Name: Robert L. Villaseñor
Title: Assistant Secretary

Exhibit Index

Exhibit Number	Description
10.1
Change in Control Agreement, dated April 1, 2008, between the Company and David N. Weidman, together with a schedule identifying other substantially identical agreements between the Company and each of its named executive officers identified thereon and identifying the material differences between each of those agreements and the Change of Control Agreement filed herewith.